Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 15, 2010 relating to the consolidated financial statements of Bank of Marin Bancorp and subsidiary as of December 31, 2009 and 2008, and for each of the years in the three year period ended December 31, 2009, and in our same report, with respect to the effectiveness of internal control over financial reporting  of Bank of Marin Bancorp and subsidiary as of December 31, 2009, included in its Annual Report on Form 10-K for the year ended
December 31, 2009.

/s/  Moss Adams LLP

Stockton, California
June 21, 2010